EXHIBIT 5.1

Maynard, Cooper & Gale, P.C.

Attorneys At Law

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, Alabama 35203-2618

205.254.1000

205.254.1999 (fax)

August 25, 2010

Alpha Pro Tech, Ltd.

Suite 112, 60 Centurian Drive

Markham, Ontario, Canada L3R 9R2

Re:                               Registration Statement on Form S-8 with respect to 2,500,000 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

In connection with the preparation and filing by Alpha Pro Tech, Ltd., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 2,500,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, which may be issued pursuant to the Company’s 2004 Stock Option Plan, as amended (the “Stock Option Plan”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.  In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Stock Option Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MAYNARD, COOPER & GALE, P.C.